Exhibit 99.1
NEWS

FOR RELEASE: 7:00 a.m. CT, Wednesday, February 28, 2007

Charter Reports Fourth-Quarter and Annual 2006
Financial and Operating Results

Double-digit quarterly revenue and adjusted EBITDA growth driven by strong high-speed Internet and telephone growth through bundled offers

St. Louis, MO - February 28, 2007 - Charter Communications, Inc. (Nasdaq: CHTR) (along with its subsidiaries, the “Company” or “Charter”) today reported its fourth-quarter and annual 2006 financial and operating results. These results are consistent with preliminary results reported on February 9, 2007.

“We increased momentum and generated consistent growth in revenues and adjusted EBITDA throughout 2006, which we believe positions us well for 2007 and beyond” said Neil Smit, President and Chief Executive Officer.

Paul G. Allen, Chairman of the Board and controlling shareholder of Charter said, "Under the leadership of Neil and our management team, I am pleased with Charter's significant progress in improving its operations, enhancing its financial flexibility and delivering strong performance. In a relatively short timeframe, Charter has rolled out telephone and triple play offerings, enhanced its customer service, disposed of $1 billion of non-strategic assets and significantly improved its debt maturity profile.  I continue to be bullish on the prospects of cable in general, and the strength of its platform in meeting the needs of consumers. I also believe 2007 will be a very exciting year for Charter, as we continue to implement our turnaround strategy and benefit from the fruits of all our recent efforts.”

Highlights:

•	Fourth-quarter revenues grew 11.7% and annual revenues grew 10.0% year over year on a pro forma basis, primarily driven by strong high-speed Internet (HSI) and telephone performance.

•
Fourth-quarter adjusted EBITDA increased 10.3% and annual adjusted EBITDA increased 5.3% year over year on a pro forma basis. (Adjusted EBITDA is defined in the “Use of Non-GAAP Financial Metrics” section and is reconciled to net cash flows from operating activities in the addendum of this news release.)

•
On a pro forma basis, bundled customers increased 18% compared to fourth quarter 2005 and revenue generating units (RGUs) increased by 162,400 during the fourth quarter of 2006. Charter added a net 710,700 RGUs during the full year of 2006, a 64% increase compared to 2005 additions.

•	Telephone customers climbed to 445,800 as of December 31, 2006, up more than 30% from September 30, 2006. Telephone homes passed grew to approximately 6.8 million as of December 31, 2006.
•	Earlier this month, Charter initiated a refinancing and expansion of the existing $6.850 billion senior secured credit facilities.

Pro forma results in this release reflect (i) our 2006 asset sales, (ii) our acquisition in January 2006 and (iii) our asset sales in July 2005, as if they had occurred as of January 1, 2005 for the statement of operations data and other financial data, and as if such transactions had occurred as of the last day of the respective period for the operating data. Pro forma income statements for the three months and year ended December 31, 2005 and 2006 and pro forma customer statistics are provided in the addendum of this news release.

Key Operating Results

Charter added a net 162,400 RGUs during the fourth quarter.

▪	Telephone customers increased by approximately 106,200.
▪	HSI customers increased by approximately 59,000.
▪	Digital video customers increased by approximately 40,500.
▪	Analog video customers decreased by approximately 43,300.

During 2006, Charter added a net 710,700 RGUs on a pro forma basis, a 64% increase compared to 2005 pro forma net additions of 433,700. RGUs increased 6.8% during 2006.

▪	Telephone customers increased 309,800 in 2006 compared to 75,800 in 2005.
▪	HSI customers increased 304,500 in 2006 compared to 303,100 in 2005.
▪	Digital customers increased 169,900 in 2006 compared to 125,600 in 2005.
▪	Analog customers decreased 73,500 in 2006 compared to 70,800 in 2005.

As of December 31, 2006, Charter served approximately 11,089,700 RGUs, comprised of 5,433,300 analog video, 2,808,400 digital video, 2,402,200 HSI, and 445,800 telephone customers.

Total average monthly revenue per analog video customer (ARPU) increased 13.2%, with video ARPU increasing 5.6% and HSI ARPU increasing 6.8%, for the fourth quarter of 2006, as compared to the same period in 2005 on a pro forma basis.

Strong telephone customer growth continued in the fourth quarter, with total customers increasing over 30% since the third quarter of 2006. During the fourth quarter, Charter added more than 900,000 telephone homes passed, bringing total telephone homes passed to approximately 6.8 million as of December 31, 2006. During 2007, Charter will focus on driving deeper penetration of telephone service, as well as launching service in additional markets. “In markets where telephone penetration has already reached double digits, we’ve seen the benefits of customers who take advantage of our bundled offers. In these markets we have experienced improved customer retention and RGU growth, and higher revenue growth and margins than Company average,” said Mr. Smit.

Fourth-Quarter Results

Fourth quarter revenues were $1.413 billion, an increase of 11.7%, or $148 million, on a pro forma basis, resulting from both increases in digital, HSI and telephone customers versus the prior year, and increases in average revenue per customer. Revenues increased 9.8%, or $126 million on an actual basis. Pro forma HSI revenues increased 23.0%, up $52 million year over year, and telephone revenues more than tripled to $49 million from $14 million in the fourth quarter of 2005. Advertising sales revenues increased by $15 million year over year on a pro forma basis, or 19.7%, and commercial revenues increased $10 million, on a pro forma basis, or 14.7%. Video revenues increased 4.0%, up $32 million year over year on a pro forma basis.

Fourth-quarter 2006 operating costs and expenses were $910 million, an increase of $101 million, or 12.5% on a pro forma basis. Operating costs and expenses increased 10.8% on an actual basis. The increases reflect continued emphasis on building and accelerating rollout of our telephone product and expenditures to support higher rates of customer growth and retention, as well as higher programming costs resulting from annual rate increases and more purchases of advanced services by our customers.

Operating income from continuing operations increased by $55 million year over year, to $163 million for the fourth quarter of 2006. Revenue growth exceeded operating costs and expense growth during the period by $37 million and depreciation and amortization expenses declined by $21 million year over year.

Net loss applicable to common stock and loss per common share for the fourth quarter of 2006 were $396 million and $1.08, respectively. For the fourth quarter of 2005, Charter reported net loss applicable to common stock of $336 million, and loss per common share was $1.06.

2006 Annual Pro Forma Results

On a pro forma basis, revenues for 2006 increased 10.0%, or $495 million, to $5.437 billion, resulting from both increases in digital, HSI, and telephone customers versus the prior year, and increases in average revenue per customer. Pro forma HSI revenues increased 20.3%, up $176 million year over year, and telephone revenues more than tripled to $135 million in 2006 from $42 million in 2005. Commercial revenues increased by $40 million, or 15.5%, and advertising sales revenues increased by $36 million, or 12.9%, year over year on a pro forma basis. Video revenues increased 4.0%, up $127 million year over year on a pro forma basis.

On a pro forma basis, annual 2006 operating costs and expenses were $3.545 billion, an increase of $400 million, or 12.7%, compared to 2005. The increases reflect continued emphasis on building and accelerating rollout of our telephone service and expenditures to support higher rates of customer growth and retention, as well as higher programming costs associated with annual rate increases and more advanced services purchases.

2006 Annual GAAP Results

These results include the operations of the assets sold during the third quarter of 2006 for the periods Charter owned and operated those systems. As discussed below, the operating results of the West Virginia and Virginia cable systems are reported as discontinued operations.

Annual 2006 revenues were $5.504 billion, an increase of 9.4%, or $471 million, over 2005 resulting from both increases in digital, HSI, and telephone customers versus the prior year, and increases in average revenue per customer. Annual 2006 operating costs and expenses were $3.590 billion, an increase of $389 million, or 12.2%, over 2005, reflecting continued emphasis on building and accelerating rollout of our telephone service and expenditures to support higher rates of customer growth and retention, as well as higher programming costs resulting from annual rate increases and more purchases of advanced services by our customers.

Operating income from continuing operations increased by $63 million year over year, to $367 million for the year ended December 31, 2006. Revenue growth exceeded operating costs and expense growth during the period by $82 million, and depreciation and amortization expenses declined by $89 million year over year, partially offset by a $120 million increase in asset impairment charges associated with certain assets sales described below.

Net loss applicable to common stock and loss per common share for the year ended December 31, 2006 were $1.370 billion and $4.13, respectively. For the year ended December 31, 2005, Charter reported net loss applicable to common stock of $970 million, and loss per common share was $3.13.

Asset Sales

During 2006, the Company closed five separate sales of geographically non-strategic cable television systems, serving approximately 390,300 analog video customers, for a total of approximately $1 billion.

In the first quarter of 2007, Charter closed on two separate sales of geographically non-strategic cable television systems, serving approximately 34,400 analog video customers. These sales are not reflected in the pro forma results or statistics reported in this release or the addendum to this release. In order to allow comparisons of Charter’s performance over various time periods going forward, the Company has prepared and will post to its website immediately following this morning’s conference call, selected pro forma financial data of Charter after giving effect to these transactions for each quarter of 2006.

The West Virginia and Virginia cable systems, which were part of the 2006 system sales disclosed above, comprise operations and cash flows that for financial reporting purposes meet the criteria for discontinued operations. Accordingly, the results of operations for those systems have been presented as discontinued operations, net of tax, for the year ended December 31, 2006 and all prior periods presented herein have been reclassified to conform to the current presentation.

Liquidity

Net cash used in operating activities for the fourth quarter of 2006 was $25 million, compared to net cash flows provided by operating activities of $142 million for the year-ago quarter. The variance is primarily the result of the $128 million change in operating assets and liabilities and the increase in interest on cash pay obligations of $58 million.

Net cash flows provided by operating activities for the year ended December 31, 2006 were $323 million, compared to $260 million for the year-ago period. The increase is primarily the result of the $240 million increase in cash provided by operating assets and liabilities, and a $33 million increase in revenues over operating expenses, partially offset by an increase in interest on cash pay obligations of $214 million.

Adjusted EBITDA totaled $503 million for the fourth quarter of 2006, an increase of 10.3%, compared with the year-ago quarter on a pro forma basis and an increase of 7.9% on an actual basis.

Adjusted EBITDA totaled $1.914 billion for the year ended December 31, 2006, a 4.5% increase compared with the year-ago period. Pro forma adjusted EBITDA totaled $1.892 billion for the year ended December 31, 2006, a 5.3% increase compared with pro forma 2005 results.

Expenditures for property, plant, and equipment for the fourth quarter of 2006 were $308 million, compared to fourth-quarter 2005 expenditures of $273 million. The increase in capital expenditures reflects year over year increases in spending for scalable infrastructure and customer premise equipment. For the year ended December 31, 2006, capital expenditures were $1.103 billion, compared to $1.088 billion for 2005. Increases in spending on customer premise equipment and scalable infrastructure were offset by decreases in support capital and line extensions. Similar to 2006, we expect that approximately three-quarters of our projected $1.2 billion 2007 capital expenditures will be directed toward success-based activity.

Charter reported negative free cash flow of $253 million for the fourth quarter of 2006, compared to negative free cash flow of $172 million for the same year-ago quarter. Growth in revenues in excess of operating costs and expenses was offset by increased interest on cash-pay obligations and increased capital expenditures. For the year ended December 31, 2006, Charter reported negative free cash flow of $892 million, compared to negative free cash flow of $696 million for 2005. The increase was primarily driven by higher interest on cash-pay obligations, partially offset by revenue growth that exceeded growth in operating costs and expenses.

As of December 31, 2006, Charter had $19.1 billion in long-term debt and $60 million of cash on hand.

Financing Transactions

In February 2007, the Company engaged J.P. Morgan Securities Inc., Banc of America Securities LLC, and Citigroup Global Markets Inc. to arrange and syndicate a refinancing and expansion of its existing $6.85 billion senior secured credit facilities. The proposed transaction includes $8.35 billion of senior secured credit facilities, consisting of a $1.5 billion revolving credit facility, a $1.5 billion new term facility, a $5.0 billion refinancing term loan facility at Charter Communications Operating, LLC and a $350 million third lien term loan at CCO Holdings, LLC (CCO Holdings), (collectively, the “Transaction”).

Charter expects to use a portion of the additional proceeds from the Transaction to redeem up to $550 million of CCO Holdings’ outstanding floating rate notes due 2010 and up to $187 million of Charter Communications Holdings, LLC’s outstanding 8.625% senior notes due 2009 in addition to other general corporate purposes.  The Company expects to enter into the facilities in March 2007.  Upon completion of the Transaction, Charter expects to have adequate liquidity to fund its operations and service its debt through 2008.

Use of Non-GAAP Financial Metrics

The Company uses certain measures that are not defined by GAAP to evaluate various aspects of its business. Adjusted EBITDA, pro forma adjusted EBITDA, un-levered free cash flow, and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA is defined as income from operations before special charges, non-cash depreciation and amortization, loss on sale or retirement of assets, asset impairment charges, and option compensation expense. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company’s businesses and intangible assets recognized in business combinations as well as other non-cash or non-recurring items, and is unaffected by the Company’s capital structure or investment activities. Adjusted EBITDA and pro forma adjusted EBITDA are liquidity measures used by Company management and its Board of Directors to measure the Company’s ability to fund operations and its financing obligations. For this reason, it is a significant component of Charter’s annual incentive compensation program. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing for the Company. Company management evaluates these costs through other financial measures.

Un-levered free cash flow is defined as adjusted EBITDA less purchases of property, plant and equipment. The Company believes this is an important measure, as it takes into account the period costs associated with capital expenditures used to upgrade, extend and maintain Charter’s plant, without regard to the Company’s leverage structure.

Free cash flow is defined as un-levered free cash flow less interest on cash pay obligations. It can also be computed as net cash flows from operating activities, less capital expenditures and cash special charges, adjusted for the change in operating assets and liabilities, net of dispositions. As such, it is unaffected by fluctuations in working capital levels from period to period.

The Company believes that adjusted EBITDA, pro forma adjusted EBITDA, un-levered free cash flow and free cash flow provide information useful to investors in assessing Charter’s ability to service its debt, fund operations, and make additional investments with internally generated funds. In addition, adjusted EBITDA generally correlates to the leverage ratio calculation under the Company’s credit facilities or outstanding notes to determine compliance with the covenants contained in the facilities and notes (all such documents have been previously filed with the United States Securities and Exchange Commission). Adjusted EBITDA and pro forma adjusted EBITDA, as presented, are reduced for management fees in the amounts of $33 million and $31 million for the three months ended December 31, 2006 and 2005, respectively, which amounts are added back for the purposes of calculating compliance with leverage covenants.

Additional Information Available on Website

A slide presentation to accompany the fourth-quarter and year-end conference call will be available on the Investor and News Center of our website at www.charter.com in the “Presentations/Webcasts” section. Pro forma data, including disclosure concerning the pro forma data and the basis upon which it was calculated, for each quarter of 2006 can also be found on the Investor and News Center in the “Pro Forma Information” section. Pro forma income statements for the three months and years ended December 31, 2005 and 2006 and pro forma historical customer statistics are also provided in the addendum of this news release.

Conference Call

The Company will host a conference call on Wednesday, February 28. 2007, at 9:00 a.m. Eastern Time (ET) related to the contents of this release.

The conference call will be webcast live via the Company’s website at www.charter.com. Access the webcast by clicking on “About Charter” at the top of the home page. Participants should go to the call link at least 10 minutes prior to the start time to register. The call will be archived on the website beginning two hours after its completion. Accompanying slides will also be available on the site.

Those participating via telephone should dial 888-233-1576. International participants should dial 706-643-3458.

A replay will be available at (800) 642-1687 or (706) 645-9291 beginning two hours after completion of the call through midnight March 8, 2007. The passcode for the replay is 6198768.

About Charter Communications®

Charter Communications, Inc. is a leading broadband communications company and the third-largest publicly traded cable operator in the United States.  Charter provides a full range of advanced broadband services, including advanced Charter Digital® video entertainment programming, Charter High-Speed™ Internet access service, and Charter Telephone™ services. Charter Business™ similarly provides scalable, tailored and cost-effective broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, video and music entertainment services and business telephone.  Charter’s advertising sales and production services are sold under the Charter Media® brand.  More information about Charter can be found at www.charter.com.

# # #

Contact:

Media:              Analysts:
Anita Lamont          Mary Jo Moehle
314/543-2215            314/543-2397

Cautionary Statement Regarding Forward-Looking Statements:

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), regarding, among other things, our plans, strategies and prospects, both business and financial. Charter will not undertake to revise forward-looking projections to reflect events after this date. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," "aim," "on track," "target," "opportunity" and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this release are set forth in reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•
the availability, in general, of funds to meet interest payment obligations under our debt and to fund our operations and necessary capital expenditures, either through cash flows from operating activities, further borrowings or other sources and, in particular, our ability to be able to provide under the applicable debt instruments such funds (by dividend, investment or otherwise) to the applicable obligor of such debt;

•	our ability to comply with all covenants in our indentures and credit facilities, any violation of which could trigger a default of our other obligations under cross-default provisions;

•
our ability to pay or refinance debt prior to or when it becomes due and/or to take advantage of market opportunities and market windows to refinance that debt through new issuances, exchange offers or otherwise, including restructuring our balance sheet and leverage position;

•	competition from other video programming distributors, including incumbent telephone companies, direct broadcast satellite operators, wireless broadband providers and DSL providers;
•
unforeseen difficulties we may encounter in our continued introduction of our telephone services such as our ability to meet heightened customer expectations for the reliability of voice services compared to other services we provide and our ability to meet heightened demand for installations and customer service;

•
our ability to sustain and grow revenues and cash flows from operating activities by offering video, high-speed Internet, telephone and other services and to maintain and grow a stable customer base, particularly in the face of increasingly aggressive competition from other service providers;

•	our ability to obtain programming at reasonable prices or to pass programming cost increases on to our customers;
•	general business conditions, economic uncertainty or slowdown; and
•	the effects of governmental regulation, including but not limited to local franchise authorities, on our business.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this release.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

	Three Months Ended December 31,			Year Ended December 31,
	2006	2005		2006	2005
	Actual	Actual	% Change	Actual	Actual	% Change

REVENUES:
Video	$829	$814	1.8%	$3,349	$3,248	3.1%
High-speed Internet	278	228	21.9%	1,051	875	20.1%
Telephone	49	13	276.9%	135	36	275.0%
Advertising sales	91	77	18.2%	319	284	12.3%
Commercial	78	70	11.4%	305	266	14.7%
Other	88	85	3.5%	345	324	6.5%
Total revenues	1,413	1,287	9.8%	5,504	5,033	9.4%

COSTS AND EXPENSES:
Programming	368	338	8.9%	1,494	1,359	9.9%
Service	211	196	7.7%	835	748	11.6%
Advertising sales	29	24	20.8%	109	96	13.5%
General and administrative	258	223	15.7%	972	856	13.6%
Marketing	44	40	10.0%	180	142	26.8%
Operating costs and expenses	910	821	10.8%	3,590	3,201	12.2%

Adjusted EBITDA	503	466	7.9%	1,914	1,832	4.5%

Adjusted EBITDA margin	35.6%	36.2%		34.8%	36.4%

Depreciation and amortization	330	351		1,354	1,443
Asset impairment charges	-	-		159	39
Loss on sale of assets, net	6	1		8	6
Option compensation expense, net	3	3		13	14
Hurricane asset retirement loss	-	-		-	19
Special charges, net	1	3		13	7

Operating income from continuing operations	163	108		367	304

OTHER INCOME AND (EXPENSES):
Interest expense, net	(478)	(456)		(1,887)	(1,789)
Gain (loss) on derivative instruments and hedging activities, net	(2)	7		6	50
Gain on extinguishment of debt	-	23		101	521
Other, net	2	11		14	23
	(478)	(415)		(1,766)	(1,195)

Loss from continuing operations before income taxes	(315)	(307)		(1,399)	(891)

Income tax expense	(63)	(32)		(187)	(112)

Loss from continuing operations	(378)	(339)		(1,586)	(1,003)

Income (loss) from discontinued operations, net of tax	(18)	3		216	36

Net loss	(396)	(336)		(1,370)	(967)

Dividends on preferred stock - redeemable	-	-		-	(3)

Net loss applicable to common stock	$(396)	$(336)		$(1,370)	$(970)

LOSS PER COMMON SHARE, BASIC AND DILUTED:
Loss from continuing operations	$(1.03)	$(1.07)		$(4.78)	$(3.24)
Net loss	$(1.08)	$(1.06)		$(4.13)	$(3.13)

Weighted average common shares outstanding, basic and diluted	365,331,337	317,322,233		331,941,788	310,209,047

Addendum to Charter Communications, Inc. Fourth Quarter 2006 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

	Three Months Ended December 31,			Year Ended December 31,
	2006	2005		2006	2005
	Pro Forma (a)	Pro Forma (a)	% Change	Pro Forma (a)	Pro Forma (a)	% Change

REVENUES:
Video	$829	$797	4.0%	$3,307	$3,180	4.0%
High-speed Internet	278	226	23.0%	1,041	865	20.3%
Telephone	49	14	250.0%	135	42	221.4%
Advertising sales	91	76	19.7%	316	280	12.9%
Commercial	78	68	14.7%	298	258	15.5%
Other	88	84	4.8%	340	317	7.3%
Total revenues	1,413	1,265	11.7%	5,437	4,942	10.0%

COSTS AND EXPENSES:
Programming	368	331	11.2%	1,473	1,331	10.7%
Service	211	193	9.3%	823	737	11.7%
Advertising sales	29	23	26.1%	107	93	15.1%
General and administrative	258	223	15.7%	963	844	14.1%
Marketing	44	39	12.8%	179	140	27.9%
Operating costs and expenses	910	809	12.5%	3,545	3,145	12.7%

Adjusted EBITDA	503	456	10.3%	1,892	1,797	5.3%

Adjusted EBITDA margin	35.6%	36.0%		34.8%	36.4%

Depreciation and amortization	330	344		1,343	1,424
Asset impairment charges	-	-		20	-
Loss on sale of assets, net	6	1		6	6
Option compensation expense, net	3	3		13	13
Hurricane asset retirement loss	-	-		-	19
Special charges, net	1	3		13	7

Operating income from operations	163	105		497	328

OTHER INCOME AND (EXPENSES):
Interest expense, net	(478)	(443)		(1,861)	(1,755)
Gain (loss) on derivative instruments and hedging activities, net	(2)	7		6	50
Gain on extinguishment of debt	-	23		101	521
Other, net	2	11		14	23
	(478)	(402)		(1,740)	(1,161)

Loss before income taxes	(315)	(297)		(1,243)	(833)

Income tax expense	(48)	(32)		(180)	(110)

Net loss	(363)	(329)		(1,423)	(943)

Dividends on preferred stock - redeemable	-	-		-	(3)

Net loss applicable to common stock	$(363)	$(329)		$(1,423)	$(946)

Loss per common share, basic and diluted	$(0.99)	$(1.04)		$(4.28)	$(3.05)

Weighted average common shares outstanding, basic and diluted	365,331,337	317,322,233		331,941,788	310,209,047

(a) Pro forma results reflect the acquisition of cable systems in January 2006 and the sales of cable systems in July 2005 and certain sales of cable systems in the third quarter of 2006 as if they occurred as of January 1, 2005 for all periods presented. The pro forma statements of operations do not include adjustments for financing transactions completed by Charter during the periods presented or certain dispositions of assets because those transactions did not materially impact Charter's adjusted EBITDA. However, all transactions completed in January 2006 and the third quarter of 2006 have been reflected in the operating statistics. The pro forma data is based on information available to Charter as of the date of this document and certain assumptions that we believe are reasonable under the circumstances. The financial data required allocation of certain revenues and expenses and such information has been presented for comparative purposes and is not intended to provide any indication of what our actual financial position, or results of operations would have been had the transactions described above been completed on the dates indicated or to project our results of operations for any future date.

December 31, 2006. Pro forma revenues were reduced by $0 and $67 million for the three months and year ended December 31, 2006, respectively. Pro forma operating costs and expenses were reduced by $0 and $45 million for the three months and year ended December 31, 2006, respectively. Pro forma net loss was decreased by $33 million and increased by $53 million for the three months and year ended December 31, 2006, respectively.

December 31, 2005. Pro forma revenues were reduced by $22 million and $91 million for the three months and year ended December 31, 2005, respectively. Pro forma operating costs and expenses were reduced by $12 million and $56 million for the three months and year ended December 31, 2005, respectively. Pro forma net loss was reduced by $7 million and $24 million for the three months and year ended December 31, 2005.

Adjusted EBITDA is a non-GAAP term. See page 7 of this addendum for the reconciliation of adjusted EBITDA to net cash flows from operating activities as defined by GAAP.

Addendum to Charter Communications, Inc. Fourth Quarter 2006 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS)

	December 31,	December 31,
	2006	2005

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$60	$21
Accounts receivable, net of allowance for doubtful accounts	195	214
Prepaid expenses and other current assets	84	92
Total current assets	339	327

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	5,217	5,840
Franchises, net	9,223	9,826
Total investment in cable properties, net	14,440	15,666

OTHER NONCURRENT ASSETS:	321	438
Total assets	$15,100	$16,431

LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$1,298	$1,191
Total current liabilities	1,298	1,191

LONG-TERM DEBT	19,062	19,388

NOTE PAYABLE - RELATED PARTY	57	49

DEFERRED MANAGEMENT FEES - RELATED PARTY	14	14

OTHER LONG-TERM LIABILITIES	692	517

MINORITY INTEREST	192	188

PREFERRED STOCK - REDEEMABLE	4	4

SHAREHOLDERS' DEFICIT	(6,219)	(4,920)
Total liabilities and shareholders' deficit	$15,100	$16,431

Addendum to Charter Communications, Inc. Fourth Quarter 2006 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN MILLIONS)

	Year Ended December 31,
	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,370)	$(967)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	1,362	1,499
Asset impairment charges	159	39
Noncash interest expense	138	254
Deferred income taxes	202	109
(Gain) loss on sale of assets, net	(192)	6
Option compensation expense, net	13	14
Gain on derivative instruments and hedging activities, net	(6)	(50)
Gain on extinguishment of debt	(101)	(527)
Other, net	(9)	(4)
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	24	(29)
Prepaid expenses and other assets	55	97
Accounts payable, accrued expenses and other	48	(181)
Net cash flows from operating activities	323	260

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(1,103)	(1,088)
Change in accrued expenses related to capital expenditures	24	8
Proceeds from sale of assets, including cable systems	1,020	44
Purchase of cable system	(42)	-
Purchase of investments	-	(3)
Proceeds from investments	37	17
Other, net	(1)	(3)
Net cash flows from investing activities	(65)	(1,025)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	6,322	1,207
Repayments of long-term debt	(6,938)	(1,239)
Proceeds from issuance of debt	440	294
Payments for debt and equity issuance costs	(44)	(70)
Redemption of preferred stock	-	(56)
Other, net	1	-
Net cash flows from financing activities	(219)	136

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	39	(629)
CASH AND CASH EQUIVALENTS, beginning of period	21	650
CASH AND CASH EQUIVALENTS, end of period	$60	$21

CASH PAID FOR INTEREST	$1,671	$1,526

NONCASH TRANSACTIONS:
Issuance of debt by CCH I Holdings, LLC	$-	$2,423
Issuance of debt by CCH I, LLC	$419	$3,686
Issuance of debt by CCH II, LLC	$410	$-
Issuance of debt by Charter Communications Operating, LLC	$37	$333
Retirement of Charter Communications Holdings, LLC debt	$(796)	$(7,000)
Retirement of Renaissance Media Group LLC debt	$(37)	$-
Issuance of Class A common stock	$68	$-
Issuance of shares in Securities Class Action Settlement	$-	$15
Retirement of convertible notes	$(255)	$-
CC VIII Settlement - exchange of interests	$-	$418

Addendum to Charter Communications, Inc. Fourth Quarter 2006 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS

			Approximate
	Actual		Pro Forma as of
	December 31,	September 30,	December 31,
	2006 (a)	2006 (a)	2005 (a)

Customer Summary:
Customer Relationships:
Residential (non-bulk) analog video customers (b)	5,172,300	5,216,900	5,262,900
Multi-dwelling (bulk) and commercial unit customers (c)	261,000	259,700	243,900
Total analog video customers (b) (c)	5,433,300	5,476,600	5,506,800

Non-video customers (b)	296,100	289,700	258,700
Total customer relationships (d)	5,729,400	5,766,300	5,765,500

Average monthly revenue per analog video customer (e)	$86.32	$83.76	$76.27
Average monthly video revenue per analog video customer (m)	$52.84	$52.70	$50.06

Bundled customers (f)	2,190,000	2,124,600	1,856,100

Revenue Generating Units:
Analog video customers (b) (c)	5,433,300	5,476,600	5,506,800
Digital video customers (g)	2,808,400	2,767,900	2,638,500
Residential high-speed Internet customers (h)	2,402,200	2,343,200	2,097,700
Residential telephone customers (i)	445,800	339,600	136,000
Total revenue generating units (j)	11,089,700	10,927,300	10,379,000

Video Cable Services:
Analog Video:
Estimated homes passed (k)	11,848,800	11,811,400	11,643,900
Analog video customers (b)(c)	5,433,300	5,476,600	5,506,800
Estimated penetration of analog video homes passed (b) (c) (k) (l)	46%	46%	47%
Pro forma analog video customers quarterly net loss (b) (c) (n)	(43,300)	(9,200)	(16,700)

Digital Video:
Estimated digital video homes passed (k)	11,683,100	11,616,100	11,429,700
Digital video customers (g)	2,808,400	2,767,900	2,638,500
Estimated penetration of digital homes passed (g) (k) (l)	24%	24%	23%
Digital penetration of analog video customers (b) (c) (g) (o)	52%	51%	48%
Digital set-top terminals deployed	4,030,300	3,946,000	3,740,700
Pro forma digital video customers quarterly net gain (g) (n)	40,500	49,400	49,800

Non-Video Cable Services:
High-Speed Internet Services:
Estimated high-speed Internet homes passed (k)	10,835,900	10,763,300	10,543,500
Residential high-speed Internet customers (h)	2,402,200	2,343,200	2,097,700
Estimated penetration of high-speed Internet homes passed (h) (k) (l)	22%	22%	20%
Average monthly high-speed Internet revenue per high-speed Internet customer (m)	$39.02	$38.60	$36.55
Pro forma residential high-speed Internet customers quarterly net gain (h) (n)	59,000	88,100	73,800

Telephone Services:
Estimated telephone homes passed (k)	6,799,300	5,892,000	2,918,000
Residential telephone customers (i)	445,800	339,600	136,000
Pro forma average monthly telephone revenue per telephone customer (m)	$42.25	$42.40	$39.38
Pro forma residential telephone customers quarterly net gain (i) (n)	106,200	82,000	31,300

Pro forma results reflect the acquisition of cable systems in January 2006 and the sales of cable systems in the third quarter of 2006 as if such transactions had occurred as of the last day of the respective period for all periods presented. The pro forma statements of operations do not include adjustments for financing transactions completed by Charter during the periods presented or certain dispositions of assets because those transactions did not materially impact Charter's adjusted EBITDA. However, all transactions completed in January 2006 and the third quarter of 2006 have been reflected in the operating statistics.

After giving effect to the sales of cable systems in January 2007, December 31, 2006 analog video customers, digital video customers, high-speed Internet customers and telephone customers would have been 5,398,900, 2,797,900, 2,402,000 and 445,800, respectively.

After giving effect to the sales of cable systems in January 2007, September 30, 2006 analog video customers, digital video customers, high-speed Internet customers and telephone customers would have been 5,440,900, 2,757,100, 2,343,100 and 339,600, respectively.

After giving effect to the sales of cable systems in January 2007, December 31, 2005 analog video customers, digital video customers, high-speed Internet customers and telephone customers would have been 5,468,300, 2,627,000, 2,097,600 and 136,000, respectively.

See footnotes to unaudited summary of operating statistics on page 6 of this addendum.

Addendum to Charter Communications, Inc. Fourth Quarter 2006 Earnings Release

(a) “Customers” include all persons our corporate billing records show as receiving service (regardless of their payment status), except for complimentary accounts (such as our employees). In addition, at December 31, 2006, September 30, 2006 and December 31, 2005, “customers” include approximately 35,700, 51,200 and 50,500 persons whose accounts were over 60 days past due in payment, approximately 6,000, 11,300 and 14,300 persons whose accounts were over 90 days past due in payment and approximately 2,700, 6,200 and 7,400 of which were over 120 days past due in payment, respectively.

(b) “Analog video customers” include all customers who receive video services (including those who also purchase high-speed Internet and telephone services) but excludes approximately 296,100, 289,700 and 258,700 customer relationships at December 31, 2006, September 30, 2006 and December 31, 2005, respectively, who receive high-speed Internet service only or telephone service only and who are only counted as high-speed Internet customers or telephone customers.

(c) Included within "analog video customers" are those in commercial and multi-dwelling structures, which are calculated on an equivalent bulk unit (“EBU”) basis. EBU is calculated for a system by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. The EBU method of estimating analog video customers is consistent with the methodology used in determining costs paid to programmers and has been used consistently. As we increase our effective analog video prices to residential customers without a corresponding increase in the prices charged to commercial service or multi-dwelling customers, our EBU count will decline even if there is no real loss in commercial service or multi-dwelling customers.

(d) "Customer relationships" include the number of customers that receive one or more levels of service, encompassing video, Internet and telephone services, without regard to which service(s) such customers receive. This statistic is computed in accordance with the guidelines of the National Cable & Telecommunications Association (NCTA) that have been adopted by eleven publicly traded cable operators, including Charter.

(e) "Average monthly revenue per analog video customer" is calculated as total quarterly revenue divided by three divided by average analog video customers during the respective quarter.

(f) "Bundled customers" include customers receiving a combination of at least two different types of service, including Charter's video service, high-speed Internet service or telephone. "Bundled customers" do not include customers who only subscribe to video service.

(g) “Digital video customers” include all households that have one or more digital set-top boxes or cable cards deployed. Included in "digital video customers" on December 31, 2006, September 30, 2006 and December 31, 2005 are approximately 4,700, 5,100 and 8,600 customers, respectively, that receive digital video service directly through satellite transmission.

(h) "Residential high-speed Internet customers” represent those residential customers who subscribe to our high-speed Internet service. At December 31, 2006, September 30, 2006 and December 31, 2005, approximately 2,133,300, 2,079,000 and 1,821,600 of these high-speed Internet customers, respectively, receive video and/or telephone services from us and are included within the respective statistics above.

(i) “Residential telephone customers” include all residential customers receiving telephone service. As of December 31, 2006, September 30, 2006 and December 31, 2005, approximately 418,600, 314,000 and 116,600 of these telephone customers, respectively, receive video and/or high-speed Internet services from us and are included within the respective statistics above.

(j) "Revenue generating units" represent the sum total of all analog video, digital video, high-speed Internet and telephone customers, not counting additional outlets within one household. For example, a customer who receives two types of service (such as analog video and digital video) would be treated as two revenue generating units, and if that customer added on high-speed Internet service, the customer would be treated as three revenue generating units. This statistic is computed in accordance with the guidelines of the NCTA that have been adopted by eleven publicly traded cable operators, including Charter.

(k) “Homes passed” represent our estimate of the number of living units, such as single family homes, apartment units and condominium units passed by our cable distribution network in the areas where we offer the service indicated. "Homes passed" exclude commercial units passed by our cable distribution network. These estimates are updated for all periods presented when estimates change.

(l) "Penetration" represents customers as a percentage of homes passed for the service indicated.

(m) Average monthly revenue per customer represents quarterly revenue for the service indicated divided by three divided by the number of customers for the service indicated during the respective quarter.

(n) "Pro forma quarterly net gain (loss)" represents the pro forma net gain or loss in the respective quarter for the service indicated.

(o) "Digital penetration of analog video customers" represents the number of digital video customers as a percentage of analog video customers.

Addendum to Charter Communications, Inc. Fourth Quarter 2006 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(DOLLARS IN MILLIONS)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	Actual	Actual	Actual	Actual

Adjusted EBITDA from continuing operations (a)	$503	$466	$1,914	$1,832
Adjusted EBITDA from discontinued operations (a)	-	25	46	95
Less: Purchases of property, plant and equipment	(308)	(273)	(1,103)	(1,088)

Un-levered free cash flow	195	218	857	839

Less: Interest on cash pay obligations (b)	(448)	(390)	(1,749)	(1,535)

Free cash flow	(253)	(172)	(892)	(696)

Purchases of property, plant and equipment	308	273	1,103	1,088
Special charges, net	(1)	(3)	(13)	(7)
Other, net	3	(2)	(2)	(12)
Change in operating assets and liabilities	(82)	46	127	(113)

Net cash flows from operating activities	$(25)	$142	$323	$260

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	Pro Forma (c)	Pro Forma (c)	Pro Forma (c)	Pro Forma (c)

Adjusted EBITDA (a)	$503	$456	$1,892	$1,797
Less: Purchases of property, plant and equipment	(308)	(262)	(1,085)	(1,050)

Un-levered free cash flow	195	194	807	747

Less: Interest on cash pay obligations (b)	(448)	(377)	(1,723)	(1,501)

Free cash flow	(253)	(183)	(916)	(754)

Purchases of property, plant and equipment	308	262	1,085	1,050
Special charges, net	(1)	(3)	(13)	(7)
Other, net	3	(2)	(2)	(12)
Change in operating assets and liabilities	(82)	46	127	(113)

Net cash flows from operating activities	$(25)	$120	$281	$164

(a) See page 1 for detail of the components included within adjusted EBITDA.

(b) Interest on cash pay obligations excludes accretion of original issue discounts on certain debt securities and amortization of deferred financing costs that are reflected as interest expense in our consolidated statements of operations.

(c) Pro forma results reflect the acquisition of cable systems in January 2006 and the sales of systems in July 2005 and certain sales of cable systems in the third quarter of 2006 as if they occurred as of January 1, 2005 for all periods presented.

The above schedules are presented in order to reconcile adjusted EBITDA, un-levered free cash flows and free cash flows, all non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

Addendum to Charter Communications, Inc. Fourth Quarter 2006 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CAPITAL EXPENDITURES
(DOLLARS IN MILLIONS)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005

Customer premise equipment (a)	$129	$112	$507	$434
Scalable infrastructure (b)	68	36	214	174
Line extensions (c)	25	20	107	134
Upgrade/Rebuild (d)	9	14	45	49
Support capital (e)	77	91	230	297

Total capital expenditures	$308	$273	$1,103	$1,088

(a) Customer premise equipment includes costs used at the customer residence to secure new customers, revenue units and additional bandwidth revenues. It also includes customer installation costs in accordance with SFAS No. 51 and customer premise equipment (e.g., set-top terminals and cable modems, etc.).

(b) Scalable infrastructure includes costs, not related to customer premise equipment or our network, to secure growth of new customers, revenue units and additional bandwidth revenues or provide service enhancements (e.g., headend equipment).

(c) Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).

(d) Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.

(e) Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

Addendum to Charter Communications, Inc. Fourth Quarter 2006 Earnings Release